Exhibit 10.15

CFS Bancorp, Inc. 2008 Cash Incentive Compensation Program

On April 29, 2008, the Compensation Committee of the Board of Directors approved a Cash Incentive Compensation Program (Cash Incentive Program) for officers and key employees.  The Cash Incentive Program provides for an opportunity of a cash bonus based on the actual performance of the Company or the individual relative to established performance objectives.  These objectives are position specific and include a mix of corporate, individual and, where relevant, business unit measures.

Bonuses under the Cash Incentive Program are expected to be paid in February 2009.  If the performance targets are achieved, a person will be entitled to receive a bonus only if he or she is employed by the Company or one of its affiliates on the bonus payment date.